SECURITIES AND EXCHANGE COMMISSION
                         			Washington, D.C.  20549

                           						Schedule 13G

                    Under the Securities Exchange Act of 1934
                           		(Amendment No. ____)*

                      		Cash America International, Inc.
                        --------------------------------
                               (Name of Issuer)

                    	Common Stock, par value $.10 per share
                     --------------------------------------
                         (Title of Class of Securities)

                                			14754D100
                                   ---------
                               		(CUSIP Number)

Check the following box if a fee is being paid with this statement X . (A fee is not required only if the filing person: (1) has a previous state-ment on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                                   Page 1 of 5 Pages

CUSIP NO.  14754d100                                                       13G

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Eagle Asset Management, Inc.                     59-2385219

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (A)  _______
                                                     					(B)  _______

3.  SEC USE ONLY


4.  CITIZENSHIP OR PLACE OF ORGANIZATION
             State of Florida

NUMBER OF SHARES           5. SOLE VOTING POWER
BENEFICILLY                     	1,354,485
OWNED AS OF                6. SHARED VOTING POWER
DECEMBER 31, 1996                 -----
BY EACH REPORTING          7. SOLE DISPOSITIVE POWER
PERSON                          	1,354,485
WITH:                      8. SHARED DISPOSITIVE POWER
                                 	-----
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            		1,354,485

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                        /--------/
                       /--------/

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
		           	5.58%

12. TYPE OF REPORTING PERSON*
		           	IA

                    *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 5 Pages

Item 1(a)	        Name of Issuer:
                  --------------
                		Cash America International, Inc.

Item 1(b)	        Address of Issuer's Principal Executing Offices:
                  -----------------------------------------------
                		1600 West 7th Street
                		Ft. Worth, TX  76102-2599

Item 2(a)	        Name of Person Filing:
                  ---------------------
                		Eagle Asset Management, Inc.

Item 2(b)	        Address of Principal Business Office:
                  ------------------------------------
                		880 Carillon Parkway
                		St. Petersburg, Florida  33716

Item 2(c)	        Citizenship:
                  -----------
                		Florida

Item 2(d)	        Title of Class of Securities:
                  ----------------------------
                		Common Stock, par value $.10 per share

Item 2(e)	        CUSIP Number:
                  ------------
	                	14754D100

Item 3		          Type of Reporting Person:
                  ------------------------
                		(e)	Investment Adviser registered under Section 203 of the
                      Investment Advisors Act of 1940

                                 	Page 3 of 5 Pages


Item 4		          Ownership as of December 31, 1996:
                  ---------------------------------
                		(a)	Amount Beneficially Owned:
                      -------------------------

                      1,354,485 shares of common stock beneficially owned
                      including:
                                                             				No. of Shares
                                                                 -------------
                             			Eagle Asset Management, Inc.	      1,354,485

                		(b) 	Percent of Class:	                              5.58%
                       ----------------

                		(c) 	Deemed Voting Power and Disposition Power:
                       -----------------------------------------


                    			(i)        	(ii)		        (iii)     	 (iv)
                                           						Deemed      Deemed
                    			Deemed      Deemed	      	to have     to have
                    			to have    	to have	     	Sole Power 	Shared Power
                    			Sole Power	 Shared Power	 to Dispose	 to Dispose
                    			to Vote or	 to Vote or		  or to	      or to
                    			to Direct	  to Direct		   Direct the	 Direct the
                    			to Vote	    to Vote		     Disposition	Disposition
                       -------     -------       ----------- -----------
          Eagle Asset		1,354,485	  ----		        1,354,485	  ----
          Management, Inc.

Item 5            Ownership of Five Percent or Less of a Class:
                  --------------------------------------------

                 	If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the
                  beneficial owner of more than five percent of the class of
                  securities, check the following.               (    )
                                                                 ------

Item 6		          Ownership of More than Five Percent on Behalf of Another
                  --------------------------------------------------------
                  Person:
                  ------
                		N/A

Item 7		          Identification and Classification of the Subsidiary which
                  ---------------------------------------------------------
                  Acquired the Security Being Reported on by the Parent
                  -----------------------------------------------------
                  Holding Company:
                  ---------------
                		N/A


                                  	Page 4 of 5 Pages


Item 8            Identification and Classification of Members of the Group: N/A
                  ---------------------------------------------------------

Item 9		          Notice of Dissolution of Group:   N/A
                  ------------------------------

Item 10		         Certification:
                  -------------

                		By signing below I certify that to the best of my knowledge
                  and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for
                  purpose of and do not have the effect of changing or
                  influencing the control of the issuer of such securities
                  and were not acquired in connection with or as a
                  participant in any transaction having such purposes or effect.

                 	Signature
                  ---------

                		After reasonable inquiry and to the best of my knowledge
                  and belief, I certify that the information set forth in
                  this statement is true, complete and correct.

Date:	     January 20, 1997		                   EAGLE ASSET MANAGEMENT, INC.

                                            				Kenneth K. Koster
                                                Senior Vice President,
                                                Administration
                                                Chief Compliance Officer








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